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                                                                    EXHIBIT 99.1

                                [CONNETICS LOGO]

                  CONNETICS REPORTS FOURTH QUARTER EPS OF $0.17
                  AND PRODUCT REVENUES UP 128% TO $43.5 MILLION

              CONCLUDES FIRST YEAR OF PROFITABILITY WITH $0.52 EPS

          PROVIDES FULL YEAR AND FIRST QUARTER 2005 FINANCIAL GUIDANCE

PALO ALTO, CALIF. (JANUARY 25, 2005) - Connetics Corporation (Nasdaq: CNCT), a specialty pharmaceutical company that develops and commercializes dermatology products, today reported record net income for the 2004 fourth quarter of $6.4 million, or $0.17 per diluted share, compared with $1.5 million, or $0.05 per diluted share, for the comparable quarter last year.

Total revenues for the fourth quarter of 2004 rose 115% to $43.8 million, compared with $20.3 million for the fourth quarter of 2003. Product revenues rose 128% to $43.5 million, reflecting $22.6 million in sales of OLUX(R) and Luxiq(R), $18.0 million in sales of Soriatane(R) and $2.9 million in sales of Evoclin(TM), which was launched in December 2004. Combined OLUX and Luxiq revenues increased 19% compared with the fourth quarter of 2003.

Selling, general and administrative (SG&A) expenses increased to $22.8 million in the fourth quarter of 2004 from $10.1 million in the fourth quarter of 2003, primarily due to payments made to UCB Pharma (UCB) for promotional activities on behalf of OLUX and Luxiq, launch-related costs for Evoclin, increased promotional activities for all products and increased headcount primarily related to Connetics' salesforce expansion. Research and development (R&D) expenses were $5.7 million, down from $6.5 million in the fourth quarter of 2003.

"Strong product revenue growth during 2004 contributed to our first full year of profitability and the fifth consecutive year of growth in our core brands OLUX and Luxiq," said Thomas G. Wiggans, President and Chief Executive Officer of Connetics. "Our first product in the acne market, Evoclin, was approved and launched during the fourth quarter. While early in the launch phase, the prescription data has been strong and the feedback from physicians has been encouraging, which we believe bodes well for a dynamic and expanding presence for Connetics in the acne market. We also marked the success of 2004 with the acquisition of Soriatane. Through our promotional efforts Soriatane was a significant financial contributor in 2004 and also was an important product for patients. With four marketed brands, a substantially expanded commercial team and a robust product pipeline, we believe Connetics is poised for another exciting and highly productive year."

Significant activities in the fourth quarter of 2004 and subsequent weeks included:

     o Receiving U.S. Food and Drug Administration (FDA) approval of Evoclin (clindamycin Foam, 1%) for the topical treatment of mild-to-moderate acne vulgaris, and the commencement of shipments to pharmaceutical wholesalers, retail pharmacies, hospitals and other institutional customers nationwide.
     o Launching a comprehensive sales and marketing program for Evoclin that is expected to include a strong presence at relevant medical conferences, particularly in the first quarter of 2005, by way of poster and symposia presentations, as well as journal advertising, direct promotion, media relations and internet marketing campaigns.
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     o    Hiring 66 sales professionals, which more than doubled the salesforce to 124 professionals and positions Connetics as a strong commercial force in the dermatology market.
     o Receiving an FDA non-approvable letter for the Company's product candidate Extina(R). The Company plans to meet with the FDA early in 2005 to discuss the actions required to obtain approval for Extina.

2004 FULL YEAR FINANCIAL RESULTS
Net income for 2004 was $19.4 million, or $0.52 per diluted share, which includes a third quarter $3.5 million milestone payment to Yamanouchi associated with the filing of the Velac(R) New Drug Application. This compares with a net loss of $4.1 million, or $0.13 per share, for 2003.

Total revenues for 2004 rose 92% to $144.4 million, and product revenues increased 113% to $142.1 million, reflecting growth in OLUX and Luxiq, the addition of Soriatane in March and the launch of Evoclin in December.

SG&A expenses increased to $71.9 million for 2004, compared with $40.9 million for 2003, primarily due to payments made to UCB for promotional activities related to OLUX and Luxiq, increased promotional activities for all products and increased headcount. R&D expenses for 2004 were $21.0 million, down from $29.6 million during 2003 primarily due to the completion of pivotal trials with Extina, Evoclin and Velac.

Cash and investments, including restricted cash, totaled $76.3 million on December 31, 2004.

2005 FULL YEAR AND FIRST QUARTER FINANCIAL GUIDANCE
Connetics expects 2005 total revenues to be between $190 million and $200 million, representing an increase of 32% to 39% compared with 2004. Combined SG&A and R&D expenses are projected to be between $116 million and $123 million. Diluted EPS for 2005 is projected to grow by approximately 70% and to be in the range of $0.88 to $0.92, based on an estimated 42.3 million shares outstanding and an estimated effective tax rate of 10%. Assuming FDA approval of Velac during 2005, the Company anticipates making a milestone payment of $5 million to Yamanouchi. This payment will be capitalized and amortized over the life of the patent, which expires in 2014.

The Company expects first quarter 2005 total revenues to be between $42 million and $44 million. Consistent with prior years of heavier expenditures in the first quarter compared with the immediately preceding quarter, Connetics projects combined SG&A and R&D expenses for the first quarter to range from $33.5 million to $35.5 million, reflecting a significant presence at dermatology conferences during the quarter, an increase in product promotion costs, particularly the Evoclin launch, and higher costs associated with a significantly expanded salesforce. Connetics projects net income per share for the first quarter of 2005 of $0.01 or $0.02.

In assessing the Company's financial guidance, Connetics' management considered many factors and assumptions including, but not limited to, current and projected prescription information; sales trend data; the potential generic availability of, and competitive threats to, the Company's products; size, reach and call frequency of the Company's selling organization; status, timing and progression of the Company's development projects; current and projected spending levels to support sales, marketing, development and administrative activities; and other risk factors discussed in Connetics' publicly filed documents. The above guidance does not take into account the effect of expensing stock options.

CONFERENCE CALL
Connetics management will host a conference call to discuss the Company's financial performance today at 4:30 p.m. Eastern Time/1:30 p.m. Pacific Time. To participate in the live call, domestic callers should dial (888) 328-2575, international callers should dial (706) 643-0459 or the web cast can be accessed from the investor relations section of the Company's website at www.connetics.com. A telephone replay can be accessed for 48 hours beginning today at 6:30 p.m. Eastern Time/3:30 p.m. Pacific Time from the U.S., by

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dialing (800) 642-1687, or (706) 645-9291 from outside the U.S. The Conference
ID# is 3252801. The internet replay of the call will be available for 30 days at www.connetics.com.

ABOUT CONNETICS
Connetics Corporation is a specialty pharmaceutical company focused on the development and commercialization of innovative therapeutics for the dermatology market. Connetics has branded its proprietary foam drug delivery vehicle VersaFoam(R). The Company's marketed products are OLUX(R) (clobetasol propionate) Foam, 0.05%, Luxiq(R) (betamethasone valerate) Foam, 0.12%, Soriatane(R) (acitretin) capsules and Evoclin(TM) (clindamycin) Foam, 1%. Connetics is developing Velac(R) (a combination of 1% clindamycin and 0.025% tretinoin) Gel, for treating acne, and Desilux(TM) (desonide) VersaFoam-EF, 0.05% a low-potency topical steroid formulated to treat atopic dermatitis. Connetics' product formulations aim to improve the management of dermatological diseases and provide significant product differentiation. In the Company's marketed products, these formulations have earned wide acceptance by both physicians and patients due to their clinical effectiveness, high quality and cosmetic elegance. For more information about Connetics and its products, please visit www.connetics.com.

FORWARD LOOKING STATEMENTS
Except for historical information, this press release includes "forward-looking statements" within the meaning of the Securities Litigation Reform Act. All statements included in this press release that address activities, events or developments that Connetics expects, believes or anticipates will or may occur in the future, including particularly statements about earnings estimates, future financial performance and financial guidance, are forward-looking statements. Statements pertaining to revenue expectations, revenue growth, the timing and success of the launch of Evoclin and performance of other of Connetics' products or product candidates are also forward-looking statements. These forward-looking statements are based on certain assumptions made by Connetics' management based on experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond Connetics' control, and which could cause actual results or events to differ materially from those expressed in such forward-looking statements. No assurances can be given that these events will occur or that such results will be achieved. Factors that could cause or contribute to differences in actual results or events include, but are not limited to, risks and other factors that are discussed in documents filed by Connetics with the Securities and Exchange Commission from time to time, including Connetics' Annual Report on Form 10-K for the year ended December 31, 2003 and Form 10-Q for the quarter ended September 30, 2004. Connetics disclaims any intent or obligation to update any forward-looking statements, which represent the judgment of the Company's management as of the date of this release.

CONTACTS:
Patrick O'Brien                               Ina McGuinness or Bruce Voss
Director, Investor Relations                  Lippert/Heilshorn & Associates
(650) 739-2950                                (310) 691-7100
pobrien@connetics.com                         imcguinness@lhai.com
Press Release Code: CNCT-F
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                              CONNETICS CORPORATION
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
                                   (UNAUDITED)

                                                               THREE MONTHS ENDED         TWELVE MONTHS ENDED
                                                                  DECEMBER 31,                DECEMBER 31,
                                                          ------------------------      ------------------------
                                                             2004           2003          2004           2003
                                                          ---------      ---------      ---------      ---------
Revenues:
      Product                                             $  43,495      $  19,115      $ 142,059      $  66,606
      Royalty and contract                                      281          1,223          2,296          8,725
                                                          ---------      ---------      ---------      ---------
              Total revenues                              $  43,776         20,338        144,355         75,331

Operating costs and expenses:
     Cost of product revenues                                 4,443          1,484         12,656          5,129
     Research and development                                 5,687          6,518         20,968         29,561
     Selling, general and administrative                     22,849         10,111         71,949         40,908
     Depreciation and amortization                            3,750            574         12,903          2,240
     Acquired in-process research and development and
        milestone payments                                     --             --            3,500           --
                                                          ---------      ---------      ---------      ---------
              Total operating costs and expenses             36,729         18,687        121,976         77,838

Income (loss) from operations                                 7,047          1,651         22,379         (2,507)

Interest and other income (expense), net                       (202)          (254)        (1,475)          (426)
                                                          ---------      ---------      ---------      ---------
Income (loss) before income taxes                             6,845          1,397         20,904         (2,933)

Provision for (benefit from) income taxes                       459           (124)         1,493          1,167
                                                          ---------      ---------      ---------      ---------
Net income (loss)                                         $   6,386      $   1,521      $  19,411      $  (4,100)
                                                          =========      =========      =========      =========
Net income (loss) per share:
     Basic                                                $    0.18      $    0.05      $    0.55      $   (0.13)
                                                          =========      =========      =========      =========
     Diluted                                              $    0.17      $    0.05      $    0.52      $   (0.13)
                                                          =========      =========      =========      =========
Shares used to calculate net income (loss) per share:
     Basic                                                   35,695         31,781         35,036         31,559
                                                          =========      =========      =========      =========
     Diluted                                                 38,172         33,759         37,443         31,559
                                                          =========      =========      =========      =========

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                              CONNETICS CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                                    DECEMBER 31,   DECEMBER 31,
                                                                       2004            2003
                                                                     --------        --------
                                        ASSETS
Assets:
     Cash, cash equivalents and short-term investments               $ 72,382        $114,662
     Restricted cash                                                    3,963             304
     Accounts receivable and other current assets                      25,100           7,408
     Soriatane asset, net                                             120,249            --
     Property and equipment, net                                       11,830           5,628
     Other long-term assets                                            12,204          17,895
                                                                     --------        --------
       Total assets                                                  $245,728        $145,897
                                                                     ========        ========

                         LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities and stockholders' equity:
     Current liabilities                                             $ 27,388        $ 10,127
     Other liabilities                                                 90,024          90,016
     Stockholders' equity                                             128,316          45,754

       Total liabilities and stockholders' equity                    $245,728        $145,897



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